Mail Stop 6010


August 4, 2005


Dr. John G. Baust, Chief Executive Officer and Chief Financial
Officer
BioLife Solutions, Inc.
171 Front Street
Owego, New York 13827


Via U S Mail and FAX [ (607) 687-6683 ]


	Re:	BioLife Solutions, Inc.
		Form 10-K for the fiscal year ended December 31, 2004 Form 10-Q for the fiscal quarter ended March 31, 2005 File No. 0-18170


Dear Dr. Baust:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant

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